Exhibit 10.24

REIMBURSEMENT AND INDEMNIFICATION AGREEMENT
AND LEASE AMENDMENT

This Agreement is entered this 24 day of March, 1994, by and between ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP, a Nevada limited partnership (hereinafter “Eldorado”), and CS&Y ASSOCIATES, a Nevada general partnership (hereinafter “CS&Y”).

WHEREAS, Eldorado and CS&Y have entered into a Lease Agreement originally dated July 21, 1972, as amended by an Addendum dated March 20, 1973, an Amendment to Lease dated January 1, 1978, an Amendment to Lease dated January 31, 1985 and a Third Amendment to Lease dated December 24, 1987 (collectively, the “Lease”), for the lease of certain real property located in Reno, Nevada (the “Premises”).  The Premises constitute a portion of the Eldorado Hotel and Casino (the “Eldorado Property”); and

WHEREAS, pursuant to the terms of the Lease, CS&Y has agreed to execute a Deed of Trust and Assignment of Rents (hereinafter “Deed of Trust”) that will encumber the Premises and the Eldorado Property as security for a loan to Eldorado; and

WHEREAS, Eldorado has entered into a Loan Agreement with the Bank of America National Trust and Savings Association and other participating banks (hereinafter collectively “Banks”) for a $130,000,000 credit facility (the “Loan”); and

WHEREAS, in connection with the Loan, the Banks have required the Deed of Trust to encumber the Eldorado Property, including the Premises; and

WHEREAS, CS&Y has agreed to execute the Deed of Trust on the condition that Eldorado agrees to indemnify and reimburse CS&Y in the event of any losses with respect to certain provisions of the Deed of Trust.

NOW, THEREFORE, in consideration of the execution of the Deed of Trust and other valuable consideration, Eldorado and CS&Y hereby agree as follows:

1.                                      Rents.  In the event that the Banks exercise their rights to receive any payment of rent under the Lease as provided in Section 3.1 of the Deed of Trust, or any other provision of the Deed of Trust, and the Banks collect or receive all or any lease payments payable or paid by Eldorado to CS&Y under the Lease (“Diverted Lease Payments”), or if for any other reason the Banks receive direct payment from Eldorado of any Diverted Lease Payments, then Eldorado shall immediately reimburse and pay to CS&Y the amount of any such Diverted Lease Payments and Eldorado shall indemnify, defend, protect and hold CS&Y harmless from and against any and all costs, expense or fees (including reasonable attorneys fees) incurred by CS&Y in connection therewith.

2.                                      Condemnation.  In the event that, during any period of time that the Deed of Trust remains outstanding, there is a condemnation of all or any portion of the Premises and the Banks receive all or any portion of any award, damages or other payment or settlement made in connection with, or arising out of, such condemnation (collectively, a “Condemnation Award”), and if the Banks do not immediately reimburse and pay to CS&Y the value of CS&Y’s fee interest in the Premises as it may appear and be valued at the time of the Condemnation Award (the “Premises Value”), then Eldorado shall, within 30 days of payment of such Condemnation Award, reimburse and pay to CS&Y, in cash, that portion of the Condemnation Award which represents the Premises Value, calculated and determined as being encumbered by the Lease (as such value is reasonably determined by CS&Y), and Eldorado shall indemnify, defend, protect and hold CS&Y harmless from and against any and all loss, costs, expenses or fees (including reasonable attorneys fees) incurred by CS&Y in connection with the condemnation and the Condemnation Award.  Eldorado shall have the option of paying to CS&Y all amounts payable under this Section 2 in full in cash or may amortize such payment over a five (5) year period, together with interest at the prime rate or reference rate of the Bank of America, N.T. & S.A. as published from time to time, plus one percent (1%).

3.                                      Partial Release.  The parties acknowledge that the Deed of Trust encumbers the Eldorado Property, which is described in the Deed of Trust as Parcels 1, 2, 3, 4 and 5.  Eldorado hereby agrees that Eldorado shall not request or seek the full or partial release or reconveyance of Parcels 1, 2, 3 or 5 from the lien of the Deed of Trust without obtaining CS&Y’s prior written consent, which consent may be withheld in the sole and absolute discretion of CS&Y; provided, however, that if, as of the date of the release or reconveyance, the maximum permitted principal amount of the Loan (excluding Protective Advances, as defined in the Deed of Trust) is not in excess of 60% of the Fair Market Value (as defined in the Lease) of the portion of the Eldorado Property that will remain subject to the lien of the Deed of Trust, then CS&Y shall be obligated to consent to such release or reconveyance; provided further, however, that Eldorado shall have the right, without the consent of CS&Y, to obtain a release of a portion of Parcel 5 for road purposes (the “Road Portion”).

4.                                      Loan to Value Ratio.  Notwithstanding any provision of the Deed of Trust or the Lease to the contrary, Eldorado shall have absolutely no right to request or permit the aggregate principal balance of all obligations secured by the Deed of Trust (the “Total Debt”) to exceed at any time an amount equal to sixty percent (60%) of the Fair Market Value of the Eldorado Block Property as determined pursuant to the Third Amendment to the Lease (the “Maximum Debt Cap”).  If CS&Y at any time determines that the Total Debt exceeds the Maximum Debt Cap (as determined by CS&Y, and not by appraisal), then CS&Y shall deliver written notice to Eldorado (the “Debt Notice”) describing the amount of the Total Debt and the CS&Y’s calculation of the Maximum Debt Cap. Within sixty (60) days after receipt of a Debt Notice, Eldorado shall either:  (i) reduce the amount of the Total Debt to an amount less than the Maximum Debt Cap as calculated by CS&Y, or (ii) deliver a written notice to CS&Y requesting a determination of the then current Maximum Debt Cap pursuant to appraisal in accordance with the provisions of the Third Amendment to Lease (an “Appraisal Notice”).  If CS&Y does not receive an Appraisal Notice within such sixty (60) day period, or if Eldorado does not reduce the Total Debt below the Maximum Debt Cap within such sixty (60) day period, then Eldorado shall be in default under the Lease and CS&Y shall have the right, in addition to all of its other rights and remedies under the Lease, at any time thereafter, to terminate the Lease by delivery of written notice of termination to Eldorado.  If Eldorado timely delivers an Appraisal Notice to CS&Y, then Eldorado and CS&Y shall fully cooperate, in good faith, to select an appraiser and cause an appraisal to be conducted in accordance with the terms of the Third Amendment to the Lease.  If the Total Debt exceeds sixty percent (60%) of the Fair Market Value as determined pursuant to such appraisal, then Eldorado shall immediately reduce the Total Debt to an amount less than sixty percent (60%) of the Fair Market Value as determined by such appraisal.  If Eldorado does not so reduce the Total Debt within sixty (60) days after completion of such appraisal, then CS&Y shall have the right, in addition to all of its other rights and remedies under the Lease, at any time thereafter, to terminate the Lease by delivery of written notice of termination to Eldorado.  Notwithstanding any provision of this Section 4 to the contrary, so long as the Deed of Trust fully encumbers Parcels 1, 2, 3 and 5 (excluding the Road Portion), and so long as the improvements on the Eldorado Property have not been damaged, destroyed or condemned in any material manner, then Eldorado shall have no obligation to reduce the principal balance of the Loan below $130,000,000; provided, however that this sentence shall have no force or effect after retirement or refinance of the Loan.

5.                                      Lease Default.  A default by Eldorado under any provision of this Agreement shall constitute a material default by Eldorado under the Lease.  To the extent necessary to enforce the provisions of this Section 5, this Agreement shall constitute an amendment to the Lease.  Except as amended by this Agreement, the Lease shall remain in full force and effect.

6.                                      Successors and Assigns.  The terms, covenants and conditions herein contained shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

7.                                      Severability.  The unenforceability, invalidity or illegality of any provision hereof with respect to any person or circumstance shall not render the same provision unenforceable, illegal or invalid as to other persons or circumstances, or render other provisions unenforceable, invalid or illegal; in such event, the other provisions of this Agreement shall remain in full force and effect, unless enforcement of this Agreement as partially invalidated would be unreasonable or grossly inequitable under all circumstances or would frustrate the purposes of this Agreement.

8.                                      Notices.  All notices, demands, requests or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or served if sent by (i) hand-delivery, (ii) registered or certified mail, postage prepaid and return receipt requested, or (iii) telecopy, which shall be effective only if followed by registered or certified mail, and, in each case, addressed to the party intended at its respective address set forth below.  Hand-delivery may be accomplished through the use of a reputable courier service, including, without limitation, Federal Express Company.  By giving at least seven (7) days’ prior written notice thereof, any party shall have the right to change its address and specify any other address within the United States of America.  The initial addresses of the parties are as follows:

If to CS&Y:	C.S. & Y. Associates
c/o Daniel E. Siri
7 Rita Way
Orinda, California 94563

With a copy to:	Jeffery L. Siri
45 Scattergun Ct.
Reno, Nevada 89509

If to Eldorado:	Eldorado Hotel Associates
295 North Virginia Street
Reno, Nevada 89501
Attn: Robert Jones

All notices shall be deemed received on the date of hand-delivery or the date of receipt by the addresses thereof, as shown upon the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice sent.  In the case of a notice given by telecopy and followed by registered or certified mail, such notice shall be deemed given upon receipt of such telecopy.

9.                                      Interpretation.  The captions of this Agreement are provided for convenience of reference only and shall not be deemed to restrict or control the meaning of any provision hereof.  References to a “party” or the “parties” shall mean CS&Y or Eldorado and their respective successors and assigns as herein specified.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and any prior correspondence, memoranda or agreement, whether oral or written, are replaced in their entirety by this Agreement.  Provisions of this Agreement shall be construed reasonably, as a whole and in accordance with the express intent of the language of this Agreement and such construction shall not be presumed to be in favor of or against any party hereto, all in order to effectuate the intent of the parties.  As used in this Agreement, the words “including” or “such as”, or words of similar import, when following any general statement shall not be construed to limit such statement to the specific items mentioned, whether or not language of non-limitation such as “without limitation” or “but not limited to”, or words of similar import, are used with reference thereto, but rather shall be deemed to refer to all other terms or matters that could reasonably fall within the broadest possible scope of such statement.

10.                               Attorneys’ Fees.  If any action or other proceeding (including arbitration) is commenced in order to obtain a declaration of rights or seek other relief hereunder or by reason of the transactions created hereby or otherwise arising out of this Agreement or any breach hereof, the prevailing party in such action or proceeding shall be entitled to an award of reasonable attorneys’ fees, in addition to costs of suit and such other relief as the court or other entity may grant.

11.                               Amendment.  This Agreement may be modified only by a written instrument signed by the parties.

12.                               Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada.

13.                               Time.  Time is of the essence of this Agreement and each and every provision hereof.

14.                               Counterparts.  This Agreement may be signed in counterparts each of which shall be deemed an original and all of which, when taken together, shall be deemed but one agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first written above.

ELDORADO HOTEL ASSOCIATES LIMITED PARTNERSHIP, a Nevada Limited
Partnership

By:		RECREATIONAL ENTERPRISES, INC.,
a Nevada Corporation
Its: General Partner

	By:	/s/ Donald L. Carano
Donald Carano
Its: President

By:		HOTEL CASINO MANAGEMENT, INC.,
a Nevada Corporation
Its : General Partner

	By:	/s/ Raymond J. Poncia, Jr.
Raymond J. Poncia, Jr.
Its: Secretary

C.S.&Y. ASSOCIATES,
a Nevada General Partnership

By:		/s/ Donald L. Carano
Donald L. Carano individually and as Trustee
of The Sonya Carano Trust under Agreement
dated January 16, 1979
General Partner

By:		/s/ George E. Yori
George E. Yori, as Co-Trustee of The George
Yori and Genevieve Yori Family Trust under
Agreement dated September 28, 1981
General Partner

By:		/s/ Genevieve K. Yori
Genevieve K. Yori, as Co-Trustee of The
George Yori and Genevieve Yori Family Trust
under Agreement dated September 28, 1991
General Partner

By:	/s/ George L. Siri
George L. Siri, as Co-Trustee of The Siri
Family Trust, under Agreement dated
December 13, 1991
General Partner

By:	/s/ Susan B. Siri
Susan B. Siri, as Co-Trustee of The Siri
Family Trust, under Agreement dated
December 13, 1991
General Partner

By:	/s/ Lena Carano
Lena Carano, as Trustee of The William and
Lena Carano Family Trust - Exemption Trust,
under Trust Agreement dated April 10, 1984
General Partner

By:	/s/ Lena Carano
Lena Carano, as Trustee of The William and
Lena Carano Family Trust - Survivors Trust,
under Trust Agreement dated April 10, 1984
General Partner

By:	/s/ Caryl Stringham
Caryl Stringham, as Trustee of The Caryl
Stringham Trust, under Trust Agreement dated
January 28, 1992
General Partner

By:	/s/ Lawrence Yori
Lawrence Yori, as Trustee of The Lawrence
Yori Trust, under Trust Agreement dated
November 2, 1992
General Partner

By:	/s/ Daniel E. Siri
Daniel E. Siri, as Co-Trustee of The Siri
1993 Irrevocable Trust, under Trust Agreement
dated June 18, 1992
General Partner

By:	/s/ Jeffery L. Siri
Jeffery L. Siri, as Co-Trustee of The Siri
1993 irrevocable Trust, under Trust Agreement
dated June 18, 1992
General Partner

By:	/s/ Sally Dennison-Steinhauser
Sally Dennison-Steinhauser, as Co-Trustee of
The Siri 1993 Irrevocable Trust, under Trust
Agreement dated June 18, 1992
General Partner